The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-167986
Subject to Completion dated July 6, 2010

Preliminary Prospectus Supplement
(To Prospectus dated July 6, 2010)

$
          % Notes due

We are offering $      principal amount of     % notes due          (the “notes”).

We will pay interest on the notes on           and           of each year, beginning          ,          . The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

We may redeem the notes, in whole or in part, at any time and from time to time prior to their maturity at a “make-whole” redemption price as described in this prospectus supplement under “Description of the notes—Optional redemption.” If we experience a change of control triggering event, we may be required to purchase the notes from holders at the price described in this prospectus supplement under “Description of the notes—Change of control triggering event.”

The notes will be unsecured and will rank equally with all of our other existing and future unsecured unsubordinated indebtedness and will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future indebtedness of our subsidiaries.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

See “Risk factors” beginning on page S-18, as well as in our annual report on Form 10-K for the year ended September 30, 2009, our subsequent quarterly reports on Form 10-Q, our current report on Form 8-K filed on July 6, 2010 and K-Tron International, Inc.’s annual report on Form 10-K for the year ended January 2, 2010 for discussions of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Proceeds, before
	Price to public(1)		Underwriting discount		expenses

Per note		%		%	%

Total	$		$		$

(1)	Plus accrued interest, if any, from , 2010, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about          , 2010.

Joint Book-Running Managers

J.P. Morgan	Goldman, Sachs & Co.

July   , 2010

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part, the accompanying prospectus dated July 6, 2010, gives more general information, some of which may not apply to this offering.

This prospectus supplement and other offering material related to the notes may add to, update or change the information contained in the accompanying prospectus or in documents we have incorporated by reference in the accompanying prospectus and, accordingly, to the extent inconsistent, information in or incorporated by reference in the accompanying prospectus is superseded by the information in this prospectus supplement and any other offering material related to the notes.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and other offering material related to the notes in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where you can find more information” and “Incorporation of certain information by reference” in the accompanying prospectus.

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, and other offering material related to the notes that we or the underwriters provide to you. We have not authorized anyone to provide you with information different from or additional to that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering material related to the notes. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate at any date other than the date on the cover page of those documents.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our” and “Hillenbrand” refer to Hillenbrand, Inc. and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

S-ii

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain or incorporate by reference certain estimates, predictions and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), including statements regarding the anticipated effect of our acquisition of K-Tron International, Inc. in April 2010 on our future results. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from our expectations and projections.

Words that could indicate we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors—many of which are beyond our control—could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to: the occurrence of any event, change or other circumstance that could disrupt current or future operations or pose potential difficulties in employee retention or otherwise affect financial or operating results as a result of the acquisition of K-Tron International, Inc.; the ability to recognize the benefits of the acquisition of K-Tron International, Inc., including potential synergies and cost savings or the failure of the combined company to achieve its plans and objectives generally; the increased leverage as a result of that transaction; and legislative, regulatory and economic developments. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements include those identified in this prospectus supplement as well as those detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including without limitation, our annual report on Form 10-K for the year ended September 30, 2009, our subsequent quarterly reports on Form 10-Q and our current report on Form 8-K filed on July 6, 2010 and in the annual report on Form 10-K for the year ended January 2, 2010 of K-Tron International, Inc. We assume no obligation to update or revise any forward-looking information.

S-iii

Prospectus supplement summary

This summary highlights selected information about us. It may not contain all of the information that may be important to you in deciding whether to invest in the notes. You should read this entire prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein, before making an investment decision.

Our business

Hillenbrand, Inc. is the parent holding company of its wholly-owned subsidiaries, Batesville Services, Inc. (together with its subsidiaries, “Batesville”) and K-Tron International, Inc. (together with its subsidiaries, “K-Tron”). We acquired K-Tron on April 1, 2010 for an aggregate cash purchase price of $435.2 million. Adjusted for K-Tron debt and cash on hand on April 1, 2010, the net purchase price of the transaction was $376 million. See “—Recent developments” in this prospectus supplement summary.

Batesville is the leader in the North American death care products industry. It manufactures, distributes and sells funeral service products to licensed funeral directors who operate licensed funeral homes. Our Batesville branded products consist primarily of burial caskets but also include cremation caskets, containers and urns, selection room display fixturing for funeral homes and other personalization and memorialization products and services, including web-based applications and the creation and hosting of websites for licensed funeral homes.

K-Tron is a recognized leader in the design, production, marketing and servicing of material handling equipment and systems. K-Tron serves a number of industrial markets through two business lines. The Process Group focuses primarily on designing, producing, marketing, selling and servicing feeding and pneumatic conveying equipment, doing business under two main brands: K-Tron Feeders® and K-Tron Premier®. The Size Reduction Group concentrates on designing, producing, marketing and selling size reduction equipment, conveying systems and screening equipment, operating under three brands: Pennsylvania Crusher®, Gundlach® and Jeffrey Rader®.

Batesville® products and services

Batesville manufactures and sells gasketed caskets made of carbon steel, stainless steel, copper and bronze. Batesville also produces and markets non-gasketed steel, hardwood and veneer hardwood caskets. In addition, Batesville manufactures and sells cloth-covered caskets, all wood construction caskets suitable for green burials and a line of urns, containers and other memorialization products used in cremations. To assist with displaying these products, we supply selection room fixturing through our System Solutions® by Batesville group.

Our solid and veneer hardwood caskets are made from mahogany, cherry, walnut, maple, pine, oak, pecan, poplar and sycamore. Our veneer caskets are manufactured using a proprietary process for veneering that allows for rounded corners and a furniture-grade finished appearance. We also manufacture and provide select lines of Marsellus® premium solid wood caskets to our funeral home customers.

Our Options® by Batesville cremation line offers a complete cremation marketing system for funeral service professionals. In addition to a broad line of cremation caskets, containers and urns, the system includes training, merchandising support and marketing support materials.

Cremation caskets and containers are manufactured primarily of hardwoods and fiberboard. We make a wide assortment of memorial urns from a variety of materials, including cast bronze, cast acrylic, wood, sheet bronze, cloisonné and marble.

We offer several other marketing and merchandising programs to funeral professionals for both casket and cremation products. Our direct sales force markets Batesville branded caskets only to licensed funeral professionals operating licensed funeral establishments (or, in the absence of state licensing requirements, to full service funeral establishments offering both funeral goods and funeral services in conformance with state law) throughout the United States, Puerto Rico, Canada, Mexico, the United Kingdom, Australia and South Africa. A significant portion of our sales are made to large national funeral service providers under contracts.

We primarily manufacture and distribute Batesville products in the United States. We also have two Batesville manufacturing facilities in Mexico and distribution facilities in Puerto Rico, Canada, Mexico, the United Kingdom, Australia and South Africa.

K-Tron products and services

As a result of the K-Tron acquisition, we are now engaged in the manufacturing and marketing of material handling equipment and systems within two main business lines: our Process Group and our Size Reduction Group.

Process Group. Our Process Group designs, produces, markets, sells and services both feeders and pneumatic conveying equipment. We market and sell this equipment under two main brands: K-Tron Feeders and K-Tron Premier. We also design, produce, market and sell a separate line of feeders and ancillary equipment for the domestic market in China under the brand name K-Tron Colormax.

Our feeding equipment controls the flow of materials into a manufacturing process by weight (known as gravimetric feeding) or by volume (known as volumetric feeding) and is used in many different industries, including the plastics compounding, base resin production, food, chemical and pharmaceutical production.

Our Process Group also offers another type of feeder, which we refer to as the BSP or Bulk Solids Pump. The BSP is based on technology which we have licensed from a third party on a worldwide basis in the fields of use relevant to our process equipment business. The BSP does not utilize the usual screws, belts or vibratory trays to convey material but instead relies upon positive displacement action to accurately feed free-flowing materials, offering uniform discharge, consistent volume and gentle handling.

Our pneumatic conveying equipment addresses a broad range of pneumatic conveying applications that involve the handling of bulk solids. This equipment and related systems transport bulk solids from one point to another point with negative pressure (known as vacuum conveying) or with positive pressure (known as pressure conveying) and are used in many of the same industries as feeders are used.

Our Process Group markets and sells stand-alone feeders and pneumatic conveying equipment and also offers engineered systems solutions where one or more feeders are combined with pneumatic conveying and other complementary material handling equipment. Process Group equipment is sold in the Americas using independent sales representatives. Process Group products are sold in Europe, the Middle East and Asia through a combination of company-owned sales subsidiaries and independent sales representatives.

We market a line of volumetric and gravimetric feeders, pelletizers, screen changers, pneumatic conveying equipment and other equipment under the K-Tron Colormax brand name specifically targeted at domestic Chinese compounding and injection molding manufacturers. Feeders produced under our K-Tron Colormax brand, unlike those of our K-Tron Feeders brand, use third-party strain gauge load cells for weighing. They also use a lower-cost controller specifically developed by our Process Group’s research and development group for gravimetric feeding in the China domestic market.

Size Reduction Group. Our Size Reduction Group consists of the following U.S.-based subsidiaries: Pennsylvania Crusher Corporation (“Penn Crusher”), Gundlach Equipment Corporation (“Gundlach”) and Jeffrey Rader Corporation (“Jeffrey Rader”). All of the Size Reduction Group companies design, manufacture, market and sell size reduction equipment, such as hammermills, wood hogs and double roll crushers. This equipment is used to resize various materials to a given smaller size, and the principal industries served are the power generation, coal and minerals mining, pulp and paper, wood and forest products and biomass energy generation industries.

Our size reduction and related equipment for the power generation industry generally crush coal before it is used as fuel in the steam furnaces of coal-fired power plants, and it also serves mining, quarrying, glass making, salt processing plants, fertilizer manufacturing facilities and other industrial applications. Hammermills crush materials by impact from hammers and then scrub the materials against a screen for desired size. Double roll crushers break material by compression resulting in minimal fines. Crushers come in a wide variety of sizes and configurations, and each machine is built-to-order to meet the customer’s specifications.

Our Size Reduction Group also offers specialty crushers and other equipment such as the Accu-Grind, a small crusher designed for sampling applications, the Nanosiz-R, which provides fine grinding for the mineral industry, and the Ro-Pro Separator, which is used in coal washing applications to separate fine particles from coarse particles.

Our Size Reduction Group also produces wood and bark hogs, chip sizers, screening equipment, pneumatic and mechanical conveying systems, storage/reclaim systems and other size reduction equipment and related products for use primarily in the pulp and paper, wood and forest products and biomass energy generation industries. Wood and bark hogs are used in the pulp and paper and wood and forest products industries to produce mulch, boiler fuel, chips for composite wood products and compost. Chip sizers are used in the pulp and paper industry to resize chips too large for efficient use in a pulp digester. Screening equipment, pneumatic and mechanical conveying systems, truck dumping equipment and storage/reclaim systems are used to classify and handle biomass, wood chips and waste wood products such as tree bark primarily in the pulp and paper and biomass energy generation industries. Our Size Reduction Group also sells a feeder/delumper used by petrochemical companies in the production of polyethylene and polypropylene.

A majority of our Size Reduction Group’s revenues are derived from the sale of replacement parts. Each company within our Size Reduction Group has a large installed base of long-lived equipment, and every machine and part sold, including specifications and drawings, is registered in a digital database to provide customers with fast and efficient support.

Our strategy

One component of our strategy contemplates our making selected acquisitions. We intend to use cash flows to purchase companies that have demonstrated profitable growth, have established sales and marketing capabilities, and have a strong brand and a capable management team. We intend to leverage our core competencies in manufacturing, distribution, and lean business practices in seeking to improve these companies and create an enterprise with strong positions in multiple growth-oriented businesses beyond the death care products industry. We believe this will reduce our reliance on the number of burials as our primary source of revenues. As discussed below under “—Recent developments,” we completed the acquisition of K-Tron on April 1, 2010.

Recent developments

Acquisition of K-Tron

On April 1, 2010, we completed our acquisition of K-Tron. Upon the consummation of the K-Tron acquisition, (1) K-Tron became a wholly owned subsidiary of Hillenbrand and (2) each share of K-Tron common stock was converted into the right to receive $150.00 in cash, resulting in an aggregate purchase price of $435.2 million. The K-Tron acquisition was financed with existing cash on hand and $375.0 million of borrowings under our $400.0 million revolving unsecured credit facility.

K-Tron acquisition rationale

Prior to the K-Tron acquisition, Batesville was our sole operating unit. Batesville has been a strong-operating-margin cash generator with a leading brand and strong core competencies in lean manufacturing. However, revenue growth has historically been challenging in the death care products industry and has been even more challenging in the current economic environment. Our acquisition strategy has been focused on investing in high value opportunities outside of the death care products industry, where we can leverage our core competencies and provide diversification and profitable growth. We believe K-Tron provides several compelling benefits to us, including:

•	attractive product, industry and customer diversification;

•	a sizable new global platform through two business lines within the bulk solids material handling market;

•	preservation of our high quality of earnings and cash flows;

•	improvement of our growth potential, as described below;

•	meaningful opportunities to improve K-Tron’s financial performance through the application of lean business practices; and

•	strong cultural fit for us with a proven management team.

In addition, K-Tron maintained strong margins during the recent economic downturn, even though, like other capital equipment manufacturers, K-Tron experienced significant declines in revenues and net income in fiscal year 2009. We believe that K-Tron provides significant earnings and cash flow growth potential once the economy recovers.

We intend to pursue the following growth strategies with respect to K-Tron:

•	expanding back into the value chain by offering equipment for other parts of customers’ manufacturing processes;

•	pursuing attractive new end-markets, including the pharmaceuticals and biomass industries;

•	expanding our capabilities into geographic markets with developing economies; and

•	leveraging the installed equipment base and brand reputation.

Amendment to credit agreement

On June 30, 2010, we entered into a second amendment (the “Amendment”) to our Credit Agreement, dated as of March 28, 2008 (our “Credit Agreement”), among us, the lenders named therein, Citibank, N.A., as resigning agent (“Citibank”), and JPMorgan Chase Bank, N.A., as successor agent for the lenders (“JPMorgan Chase Bank”). Under the Amendment, Citibank resigned as the agent for the Credit Agreement, and JPMorgan Chase Bank agreed to be, and was, appointed as the successor agent for all purposes under the Credit Agreement. The Amendment also added defaulting lender provisions and modified the definition of Alternate Base Rate. In addition, the Credit Agreement was amended to permit us to incur indebtedness in connection with an offering of debt securities registered under the Securities Act of 1933, as amended, or exempt therefrom in reliance upon Rule 144A thereunder, or a private placement of debt securities to institutional investors (collectively, “Specified Indebtedness”) that contains a negative pledge covenant or a covenant requiring us to secure the Specified Indebtedness on a pari passu basis if we secure any other indebtedness.

The foregoing is only a summary of the Amendment, the full text of which was filed as an exhibit to our current report on Form 8-K filed on July 6, 2010, which is incorporated herein by reference.

Corporate information

Hillenbrand, Inc. is an Indiana corporation. Our principal executive offices are located at One Batesville Boulevard, Batesville, Indiana 47006, and the telephone number is (812) 934-7500. Our common stock is listed under the symbol “HI” on the New York Stock Exchange.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of the notes.” Unless the context requires otherwise, all references to “we”, “us,” “our” and “Hillenbrand” in this portion of the “Prospectus supplement summary” refer solely to Hillenbrand, Inc. and not to our subsidiaries.

Issuer	Hillenbrand, Inc.

Notes offered	$ aggregate principal amount of % Notes due .

Maturity	The notes will mature on , .

Interest	% per year.

Interest payment dates	and of each year, commencing , .

Ranking	The notes:

• are our unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt;

• are senior to any of our existing and future subordinated debt;

• are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• are structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries.

As of May 31, 2010, we had $397.7 million of indebtedness outstanding (excluding $14.8 million of outstanding letters of credit), of which $22.7 million was secured debt to which the notes would have ranked effectively junior and $375.0 million was indebtedness or other obligations, including guarantees, of our subsidiaries to which the notes would have been structurally subordinated.

Optional redemption	We may redeem, at our option, at any time and from time to time prior to maturity, any or all of the notes, in whole or in part at the “make-whole” redemption price as described in this prospectus supplement under “Description of the notes—Optional redemption.”

Change of control triggering event	Upon a Change of Control Triggering Event, you will have the right to require us to repurchase your notes at a repurchase price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, as described in this prospectus supplement under “Description of the notes—Change of control triggering event.”

Covenants	The indenture under which the notes will be issued contains covenants for your benefit. These covenants restrict our ability, and our ability to permit our subsidiaries, with certain exceptions, to:

• incur debt secured by liens; or

• engage in sale/leaseback transactions.

These covenants also restrict our ability, with certain exceptions, to merge or consolidate with another entity.

Form and denomination	The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 above that amount.

Use of proceeds	We anticipate that we will receive approximately $ million in net proceeds from the offering of the notes, after deducting underwriting discounts and commissions and other estimated expenses of the offering.

The net proceeds from the sale of the notes will be used to repay a portion of the outstanding balance of our $400.0 million revolving unsecured credit facility and for general corporate purposes.

Ratings	The notes are expected to be rated BBB by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Baa3 by Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation (“Moody’s”). In connection with its assignment of a rating for the notes, Moody’s has informed us that, among other things, the rating on the notes reflects its belief that we will try to eliminate the subsidiary guarantees of our revolving unsecured credit facility when it is renewed. This facility matures in March 2013. A debt rating is not a recommendation to purchase, sell or hold the notes. These ratings do not correspond to market price or suitability for a particular investor.

Further issuances	We may create and issue additional notes ranking equally and ratably with the notes in all respects, so that such additional notes shall be consolidated and form a single series with the notes.

Conflicts	Because more than 5% of the net proceeds from this offering will be paid to affiliates of the underwriters, this offering is being made in compliance with NASD Rule 2720. See “Use of proceeds.”

Risk factors	See “Risk factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in the notes.

Summary historical financial data of Hillenbrand

The following table sets forth Hillenbrand’s summary consolidated financial information as of and for the years ended September 30, 2009, 2008, 2007, 2006 and 2005 and as of and for the six months ended March 31, 2010 and 2009. The information as of and for the fiscal years ended September 30, 2009, 2008, 2007, 2006 and 2005 was derived from Hillenbrand’s audited annual consolidated financial statements. The information as of and for the six months ended March 31, 2010 and 2009 was derived from Hillenbrand’s unaudited interim consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the information for such periods. The results of operations for the six months ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year ending September 30, 2010. You should read the following summary consolidated financial information together with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and Hillenbrand’s historical consolidated financial statements, including the related notes, in each case, in Hillenbrand’s annual report on Form 10-K for the year ended September 30, 2009 and its quarterly report on Form 10-Q for the three and six months ended March 31, 2010, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where you can find more information” and “Incorporation of certain information by reference” in the accompanying prospectus.

The following table does not reflect our acquisition of K-Tron on April 1, 2010. For K-Tron’s historical financial data and pro forma financial information for the combined companies, see “—Summary historical financial data of K-Tron” and “—Unaudited pro forma combined condensed financial information” in this prospectus supplement summary.

	As of and for the
	six month
	period
	ended March 31,		As of and for the year ended September 30,
(in millions, except per share data)	2010	2009	2009	2008	2007	2006	2005

Income Statement Data:
Net revenues	$331.4	$337.3	$649.1	$678.1	$667.2	$674.6	$659.4
Cost of goods sold	182.4	193.2	374.7	397.6	388.6	391.9	392.9
Gross profit	149.0	144.1	274.4	280.5	278.6	282.7	266.5
Operating expenses	65.7	60.5	119.4	130.9	123.0	105.3	105.2
Operating profit	83.3	83.6	155.0	149.6	155.6	177.4	161.3
Interest expense	(0.5)	(1.5)	(2.1)	(2.2)	–	–	–
Income before income taxes	90.9	84.4	160.8	153.3	157.0	178.8	163.3
Net income	58.9	54.3	102.3	93.2	99.5	113.2	102.8
Net income per share	0.95	0.88	1.66	1.49	1.59	1.81	1.64
Cash dividends declared per share*	0.375	0.37	0.74	0.365	–	–	–
Balance Sheet Data:
Total assets	$610.1	$569.5	$561.1	$545.3	$316.6	$329.4	$337.1
Long-term obligations	122.0	70.8	122.2	70.9	59.9	59.9	69.8

*	Hillenbrand’s first dividend as a stand-alone public company was paid on June 30, 2008. Accordingly, there are no dividends reported for the first two quarters of fiscal year 2008 or the prior fiscal years 2005 through 2007.

Summary historical financial data of K-Tron

The following table sets forth K-Tron’s summary consolidated financial information as of and for the years ended January 2, 2010, January 3, 2009 and December 29, 2007 and as of and for the three months ended April 1, 2010 and April 4, 2009. The information as of and for the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007 was derived from K-Tron’s audited annual consolidated financial statements. The information as of and for the three months ended April 1, 2010 and April 4, 2009 was derived from K-Tron’s unaudited interim consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the information for such periods. The results of operations for the three months ended April 1, 2010 are not necessarily indicative of the results to be expected for the period ending September 30, 2010. You should read the following summary consolidated financial information together with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and K-Tron’s historical consolidated financial statements, including the related notes, in each case, in K-Tron’s annual report on Form 10-K for the year ended January 2, 2010, our current report on Form 8-K/A filed May 28, 2010 and our current report on Form 8-K filed July 6, 2010, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where you can find more information” and “Incorporation of certain information by reference” in the accompanying prospectus.

	As of and for the
	three month period ended		As of and for the year ended
	April 1,	April 4,	January 2,	January 3,	December 29,
(in millions, except per share data)	2010	2009	2010	2009	2007

Income Statement Data:
Total revenues	$38.0	$49.7	$190.8	$243.0	$201.7
Total cost of revenues	21.2	29.5	109.5	141.6	115.4
Gross profit	16.7	20.2	81.3	101.4	86.2
Operating expenses	12.8	13.2	51.4	63.4	54.4
Operating income	4.0	7.0	29.9	38.0	31.9
Interest expense, net	(0.1)	(0.3)	(0.9)	(1.0)	(1.7)
Transaction costs	(10.1)	–	–	–	–
Gain on sale of investment	–	–	3.0	–	–
(Loss) income before income taxes	(6.2)	6.7	31.9	37.0	30.1
Net (loss) income	(5.4)	4.4	21.6	25.8	21.3
Net (loss) income per basic share	(1.91)	1.59	7.64	9.37	7.93
Net (loss) income per diluted share	(1.91)	1.54	7.50	9.03	7.49
Balance Sheet Data:
Total assets	$202.0		$204.2	$199.4	$184.1
Long-term obligations	7.0		7.0	22.0	36.9

Unaudited pro forma combined condensed financial information

The following unaudited pro forma combined condensed financial information has been prepared to illustrate the effect of the K-Tron acquisition. The K-Tron acquisition closed on April 1, 2010, and was financed with existing cash on hand and $375.0 million of borrowings under our $400.0 million revolving unsecured credit facility. The Unaudited Pro Forma Combined Condensed Balance Sheet combines the historical balance sheets of Hillenbrand and K-Tron, giving effect to the K-Tron acquisition as if it had occurred on March 31, 2010. The Unaudited Combined Condensed Statements of Income combine the historical statements of income of Hillenbrand and K-Tron giving effect to the K-Tron acquisition as if it had occurred on October 1, 2008. The historical financial information has been adjusted to give effect to matters that are (1) directly attributable to the K-Tron acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company, but has not been adjusted to give effect to the offering of the notes or the expected use of the net proceeds from the sale of the notes. With respect to the statements of income, the pro forma adjustments include amortization and depreciation expense as a result of acquisition accounting, the cost of related financing to acquire K-Tron, the removal of the effects of non-recurring acquisition expenses, and the related income tax effects. The unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined condensed financial information and:

•	The historical audited financial statements of Hillenbrand included in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and filed on November 24, 2009;

•	The historical unaudited interim financial statements of Hillenbrand included in our quarterly report on Form 10-Q for the three months ended March 31, 2010, and filed on May 6, 2010;

•	The historical audited consolidated statement of financial position of K-Tron as of January 2, 2010 and January 3, 2009, and the consolidated results of operations and cash flows for the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007, included in our current report on Form 8-K/A filed on May 28, 2010;

•	The historical consolidated statement of financial position of K-Tron as of April 1, 2010 (unaudited) and January 2, 2010 (audited), and the unaudited consolidated results of operations and cash flows for the three months ended April 1, 2010 and April 4, 2009, included in our current report on Form 8-K/A filed on May 28, 2010; and

•	The “Management’s Discussion and Analysis of Results of Operations and Financial Condition” for K-Tron for the three months ended April 1, 2010 included in our current report on Form 8-K filed on July 6, 2010.

The historical information of K-Tron for the six months ended April 1, 2010 has been compiled using both the three months ended January 2, 2010 and April 1, 2010. The historical information of K-Tron for the year ended October 3, 2009 has been compiled using both the nine months ended October 3, 2009 and the three months ended January 3, 2009.

The unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting. The unaudited pro forma combined condensed financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma combined condensed financial information.

The unaudited pro forma combined condensed financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the K-Tron acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. It also does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve with respect to the combined company nor the costs necessary to achieve those costs savings, operating synergies and revenue enhancements, or to transition K-Tron from being a stand-alone public company to a subsidiary of Hillenbrand.

HILLENBRAND, INC.
Unaudited pro forma combined condensed balance sheet
as of March 31, 2010

			Pro forma			Pro forma
(amounts in millions)	Hillenbrand	K-Tron	adjustments	Notes		combined

ASSETS
Current Assets
Cash and cash equivalents	$72.9	$66.2	$(60.2)	(1	)(2)	$78.9
Trade receivables, net	88.0	18.1	–			106.1
Inventories	42.9	30.4	11.8	(2)		85.1
Auction rate securities and Forethought Financial Group, Inc. interest receivable	39.7	–	–			39.7
Other current assets	39.0	6.9	(0.7)	(2	)(3)	45.2

Total current assets	282.5	121.6	(49.1)			355.0
Property, net	84.5	22.6	11.1	(2)		118.2
Intangible assets, net	9.6	21.5	197.2	(2)		228.3
Goodwill	5.7	31.1	140.6	(2)		177.4
Auction rate securities and investments	31.8	–	–			31.8
Note and interest receivable from Forethought Financial Group, Inc., long-term portion	139.0	–	–			139.0
Other assets	57.0	5.3	(35.9)	(2)		26.4

Total assets	$610.1	$202.1	$263.9			$1,076.1

LIABILITIES
Current Liabilities
Revolving credit facilities	$29.7	$–	$7.0	(1)		$36.7
Trade accounts payable	17.4	12.5	–			29.9
Accrued compensation and customer rebates	45.0	–	–			45.0
Other current liabilities	47.8	32.3	8.2	(3)		88.3

Total current liabilities	139.9	44.8	15.2			199.9
Accrued pension and postretirement healthcare, long-term portion	86.4	–	–			86.4
Revolving credit facilities, long-term portion	–	7.0	368.0	(1)		375.0
Deferred income taxes	9.7	3.2	32.8	(2)		45.7
Other long-term liabilities	25.9	–	–			25.9

Total Liabilities	261.9	55.0	416.0			732.9

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, no par value	–	–	–			–
Additional paid-in capital	302.2	32.4	(32.4)	(2)		302.2
Retained earnings	114.7	132.5	(137.5)	(2	)(3)	109.7
Treasury stock at cost	(15.4)	(30.1)	30.1	(2)		(15.4)
Accumulated other comprehensive income (loss)	(53.3)	12.3	(12.3)	(2)		(53.3)

Total Shareholders’ Equity	348.2	147.1	(152.1)			343.2

Total Liabilities and Shareholders’ Equity	$610.1	$202.1	$263.9			$1,076.1

HILLENBRAND, INC.
Unaudited pro forma combined condensed statement of income
six months ended March 31, 2010

(amounts in millions, except per share			Pro forma			Pro forma
amounts)	Hillenbrand	K-Tron	adjustments	Notes		combined

Net revenues	$331.4	$81.7	$–			$413.1
Cost of goods sold	182.4	44.7	0.2	(5)		227.3

Gross profit	149.0	37.0	(0.2)			185.8
Operating expenses	65.7	36.3	(9.7)	(4	)(7)	92.3

Operating profit	83.3	0.7	9.5			93.5
Interest expense	(0.5)	(0.2)	(2.1)	(6)		(2.8)
Investment income and other	8.1	–	–			8.1

Income before income taxes	90.9	0.5	7.4			98.8
Income tax expense	32.0	0.8	0.7	(8)		33.5

Net income (loss)	$58.9	$(0.3)	$6.7			$65.3

Income per common share basic and diluted	$0.95					$1.06
Dividends per common share	$0.375					$0.375
Average common shares outstanding—basic and diluted	61.9					61.9

HILLENBRAND, INC.
Unaudited pro forma combined condensed statement of income
year ended September 30, 2009

(amounts in millions, except per share			Pro forma		Pro forma
amounts)	Hillenbrand	K-Tron	adjustments	Notes	combined

Net revenues	$649.1	$212.8	$–		$861.9
Cost of goods sold	374.7	124.9	0.4	(5)	500.0

Gross profit	274.4	87.9	(0.4)		361.9
Operating expenses	119.4	55.1	9.6	(4)	184.1

Operating profit	155.0	32.8	(10.0)		177.8
Interest expense	(2.1)	(1.0)	(4.1)	(6)	(7.2)
Investment income and other	7.9	3.0	–		10.9

Income before income taxes	160.8	34.8	(14.1)		181.5
Income tax expense	58.5	12.1	(4.7)	(8)	65.9

Net income	$102.3	$22.7	$(9.4)		$115.6

Income per common share basic and diluted	$1.66				$1.87
Dividends per common share	$0.74				$0.74
Average common shares outstanding—basic and diluted	61.7				61.7

Note 1—	Financing for the K-Tron acquisition

These adjustments represent the $375.0 million borrowed under our $400.0 million revolving unsecured credit facility on April 1, 2010, to fund the K-Tron acquisition and related business acquisition costs. For purposes of the unaudited pro forma combined condensed financial information, we have classified a portion of our combined borrowings as long-term (based upon our forecasted repayment of principal over the next 12 months). We have assumed our borrowing under our revolving unsecured credit facility was at an annual interest rate of 1.1% (based on our actual interest rate as of March 31, 2010).

Note 2—	Preliminary Allocation of Cash Consideration

For the purpose of preparing the unaudited pro forma combined condensed financial information, certain of the assets acquired and liabilities assumed have been measured using preliminary fair values. Accordingly, the fair values of the assets and liabilities are subject to change pending additional information that may become known to us.

Of the $218.7 million of acquired intangible assets, $150.3 million was assigned to customer relationships with estimated economic lives of between 10 and 22 years, $16.1 million was allocated to technology with an estimated economic life of 5 years, and $1.7 million was allocated to backlog with an estimated life of less than 1 year. The remaining $50.6 million was allocated to trade names which were determined to be of an indefinite economic life. The determination of fair value for these assets was primarily based upon the expected discounted cash flows. The determination of useful life was based upon historical experience, economic factors and projected future cash flows of the combined company.

Inventories reflect an adjustment of $11.8 million to record the inventory at its estimated fair market value. This amount is recorded in the March 31, 2010 Unaudited Pro Forma Combined Condensed Balance Sheet. The increased inventory fair value adjustment and backlog intangible will temporarily impact our cost of sales and operating expenses, respectively, after the closing and therefore are considered non-recurring and are not included in the Unaudited Pro Forma Combined Condensed Statement of Income.

Property, net, reflects an adjustment of $11.1 million to adjust it to the estimated fair value.

An aggregate deferred tax liability of $72.6 million has been recognized to reflect the estimated tax effect of the book and tax basis differences of the intangible and tangible assets acquired. This amount has been appropriately netted with existing deferred tax assets and liabilities resulting in a $3.9 million and $35.9 million reduction in current and other assets, respectively. The remaining $32.8 million is reflected as an increase in long-term deferred income taxes.

A net adjustment of $140.6 million to Goodwill has been recorded to reflect the excess of the purchase price over the fair value of the net assets acquired.

$147.1 million represents the elimination of K-Tron’s historical equity balances.

Finally, a $435.2 million reduction in cash and cash equivalents represents payments in cash to the shareholders of K-Tron.

Note 3—	Transaction Costs Not Yet Recorded

This adjustment reflects $8.2 million of business acquisition costs expected to be incurred directly related to the K-Tron acquisition which were not reflected in the balance sheet on the acquisition date. The adjustment also reflects the estimated tax benefit associated with these costs of $3.2 million. These items are not reflected in our Unaudited Pro Forma Combined Condensed Statement of Income as they are deemed non-recurring.

Note 4—	Statement of Income Adjustment to Reflect Additional Intangible Asset Amortization

As discussed in Note 2 above, we have recorded $218.7 million of intangible assets related to the K-Tron acquisition. As such, the estimated semi-annual and annual amortization expense for these acquired intangible assets will increase by approximately $4.8 million and $9.6 million using straight-line amortization, and has been included in operating expenses within the Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended March 31, 2010 and twelve months ended September 30, 2009, respectively. This amount does not include amortization expense for the $1.7 million allocated to backlog which has not been included in the Unaudited Pro Forma Combined Condensed Statements of Income as it is considered non-recurring.

Note 5—	Statement of Income Adjustment to Reflect Additional Depreciation Expense

As discussed in Note 2 above, we have recorded a step-up in value of approximately $11.1 million related to K-Tron’s property, plant and equipment. Of the $11.1 million, approximately $8.5 million is related to step-up in non-depreciable land assets. The remaining $2.6 million in depreciable assets has an average economic life of approximately 7 years. As such, the estimated semi-annual and annual depreciation expense for the step-up in value of these acquired assets is approximately $0.2 million and $0.4 million using straight-line amortization, and has been included in our cost of goods sold within the Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended March 31, 2010 and twelve months ended September 30, 2009, respectively.

Note 6—	Statement of Income Adjustment to Reflect Additional Interest Expense of Borrowings

As discussed above, we borrowed $375.0 million under our revolving unsecured credit facility to fund the K-Tron acquisition and for purposes of the unaudited pro forma combined condensed financial information, we have assumed our borrowing under our revolving unsecured credit facility was at an annual interest rate of 1.1% (based on our actual interest rate as of March 31, 2010). As such, we have included approximately $2.1 million and $4.1 million of interest expense in our Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended March 31, 2010 and twelve months ended September 30, 2009, respectively.

As our interest rates under our revolving credit facilities are not fixed, the actual rates of interest can change from those that are assumed above. If the actual interest rates incurred when the debt was actually drawn were to increase or decrease by 1/8% from the rates we have assumed in estimating the pro forma interest expense adjustment, pro forma interest expense could increase or decrease by approximately $0.5 million per year.

Note 7—	Statement of Income Adjustment to Reflect Non-recurring Acquisition Expenses

This adjustment of $14.5 million represents business acquisition costs and transaction expenses incurred during the six months ended March 31, 2010 by Hillenbrand and K-Tron, collectively. We have removed these expenses from the Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended March 31, 2010 on the basis that they are non-recurring. No adjustment was made for the twelve months ended September 30, 2009 as there were no such costs incurred prior to October 1, 2009 by either company.

Note 8—	Statement of Income Adjustment to Reflect Tax Adjustments

For purposes of the unaudited pro forma combined condensed financial information, a composite statutory rate of 33.0% has been used in determining the pro forma combined results for all periods and dates presented, with the exception of non-recurring transaction costs of K-Tron. This rate is an estimate and does not take into account any possible future tax events that may occur for the combined company.

Risk factors

An investment in the notes involves a high degree of risk. Some of these risks relate principally to our business. Other risks relate principally to your investment in the notes. Prior to making a decision about purchasing any notes, you should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information included under “Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2009, our subsequent quarterly reports on Form 10-Q, our current report on Form 8-K filed on July 6, 2010 and the annual report on Form 10-K for the year ended January 2, 2010 of K-Tron. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations. There may be other risks that a prospective investor should consider that are relevant to that investor’s own particular circumstances or generally.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your original investment.

Risks relating to our business

Please refer to the following risk factors in addition to the “Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2009, our subsequent quarterly reports on Form 10-Q, our current report on Form 8-K filed on July 6, 2010 and the annual report on Form 10-K for the year ended January 2, 2010 of K-Tron prior to making a decision about purchasing any notes.

Our growth strategy involves the potential for future significant acquisitions, some of which may be outside our current industry. We may not be able to achieve some or all of the benefits that we expect to achieve from these acquisitions. If an acquisition were to perform unfavorably, it could have an adverse impact on our value.

One component of our strategy contemplates our making selected acquisitions. All acquisitions involve inherent uncertainties, some of which include, among other things, our ability to:

•	successfully identify targets for acquisition,

•	negotiate reasonable terms for any particular deal,

•	properly perform due diligence and determine all the significant risks associated with a particular acquisition,

•	properly evaluate target company management capabilities, and

•	successfully transition the acquired company into our business and achieve the desired performance.

We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with potential industry or environmental regulations or tax contingencies. We have plans and procedures to conduct reviews of potential acquisition candidates for compliance with applicable regulations and laws prior to the acquisition and will also generally seek indemnification from sellers covering these matters. Despite these efforts, we may incur material liabilities for past activities of acquired businesses.

In the event that we acquire a business that operates outside of our current industry, we may not achieve the intended benefits of the acquisition and our business could be materially adversely impacted. Under such circumstances, management could be required to spend significant amounts of time and resources in the transition of the business of the acquired entity due to the lack of experience in the industry of the acquired business. In addition, any benefits we anticipate from application of our lean manufacturing and lean business expertise may not be fully realized. Also, if we acquire a company that operates in an industry that is different from the one in which we operate, our lack of experience with that company’s industry could have a material adverse impact on our ability to manage that business and realize the benefits of that acquisition.

Collection risk associated with our note receivable from Forethought Financial Group, Inc. (“Forethought”) could have a material adverse impact on our earnings.

As described in our annual report on Form 10-K for the year ended September 30, 2009, we hold a significant non-operating asset in the form of a note receivable and related interest receivable from Forethought. This asset was transferred to us at the time of separation of Hillenbrand Industries, Inc. (now known as “Hill-Rom Holdings, Inc.” or “Hill-Rom”) into two separate publicly traded companies, Hillenbrand and Hill-Rom. As of March 31, 2010, this note receivable had an aggregate carrying value of $149.0 million. This note receivable primarily represents seller provided financing to Forethought, the entity that purchased Hill-Rom’s former Forethought Financial Services, Inc. subsidiary. Forethought, through its subsidiaries, provides insurance and financial solutions for families managing retirement and end-of-life needs.

Should Forethought fail to perform consistently with the original expectations set forth by Forethought or underperform to an extent that it cannot meet its financial obligations, the note could become impaired, causing an impairment charge that could result in a material adverse impact on our financial condition and results of operations. Payments under the note are due in annual $10 million installments beginning on July 1, 2010 through July 1, 2014, at which time the balance of the note is due and payable (unless otherwise deferred in accordance with its terms).

Volatility in our investment portfolio could negatively impact earnings. Also, if we are unable to convert our portfolio of auction rate securities to cash at reasonable terms, our earnings could be adversely affected.

In connection with our separation from Hill-Rom, ownership in certain investments in private partnerships were transferred to us that had an aggregate carrying value of $14.7 million as of March 31, 2010. Volatility in that investment portfolio negatively or positively impacts earnings. These investments could be adversely affected by general economic conditions, changes in interest rates, default on debt instruments, and other factors, resulting in an adverse impact on our results from operations.

In addition, we received a portfolio of auction rate securities (consisting of highly rated tax exempt state and municipal securities, the majority of which are collateralized by student loans guaranteed by the U.S. government under the Federal Family Education Loan Program) that Hill-Rom was not able to liquidate prior to the separation due to the market conditions and auction failures. In November 2008, we received an enforceable, non-transferable right (the “Put”) from UBS Financial Services that allows us to sell approximately $29.7 million of our existing auction rate securities (carrying value at March 31, 2010, including the Put) at par value plus accrued interest. We exercised the Put on June 30, 2010 and received the proceeds on July 1, 2010. For our remaining auction rate securities (carrying value of $13.6 million at March 31, 2010), if conditions do not improve or worsen, we may not be able to convert these securities to cash for the foreseeable future, these assets could become impaired, and our earnings could be adversely affected.

Risks relating to the K-Tron acquisition

We may not realize the expected benefits of the K-Tron acquisition because of transition difficulties and other challenges.

The success of the K-Tron acquisition will depend, in part, on our ability to transition K-Tron from being a stand-alone public company to our subsidiary. The transition process may be more complex, costly and time-consuming than we anticipate at this time. The difficulties of successfully implementing this transition include, among others:

•	failure to implement our business plan for the combined business;

•	unanticipated changes in applicable laws and regulations;

•	failure to retain key employees;

•	operating risks inherent in K-Tron’s business and our business; and

•	unanticipated issues, expenses and liabilities.

We may not accomplish the transition of K-Tron smoothly, successfully or within the anticipated costs or timeframe. The diversion of the attention of management from our current operations to the transition effort could prevent us from realizing the full benefits anticipated to result from the K-Tron acquisition and could adversely affect our business.

K-Tron operates in an industry that is different than ours and in which we have no prior experience.

K-Tron, as a designer, producer, marketer and servicer of material handling equipment and systems, does not operate within the death care products industry. As such, we may not achieve the intended benefits of our acquisition of K-Tron, we may not manage K-Tron effectively and our business could be materially adversely impacted. In addition, management is currently significantly dependent on the existing management of K-Tron in order to enable us to achieve the intended benefits of the acquisition.

Our increased debt obligations upon closing of the K-Tron acquisition could adversely affect our business and limit our ability to plan for or respond to changes in our business.

As of March 31, 2010, our long-term debt, after giving effect to the acquisition on a pro forma basis, would have been approximately $375.0 million. As of May 31, 2010, we had $397.7 million of total indebtedness outstanding (excluding $14.8 million of outstanding letters of credit). The notes are being issued, in part, to refinance this debt. This level of debt could have important consequences to our business. For example:

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we will be required to dedicate a larger portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development efforts and mergers and acquisitions;

•	we will continue to be exposed to the risk of increased interest rates because a portion of our borrowings is at variable rates of interest; and

•	our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate may be limited, thereby placing us at a competitive disadvantage compared to competitors that have less indebtedness.

Risks relating to the notes

The notes are effectively junior to the claims of secured creditors and existing and future liabilities of our subsidiaries.

The notes are our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

We are a holding company and our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. Because our $400.0 million revolving unsecured credit facility is guaranteed by certain of our domestic subsidiaries, the notes will be structurally subordinated to the claims of the lenders thereunder against the subsidiaries of ours providing the guarantees.

As of May 31, 2010, we had $397.7 million of indebtedness outstanding (excluding $14.8 million of outstanding letters of credit), of which $22.7 million was secured debt to which the notes would have ranked effectively junior and $375.0 million was indebtedness or other obligations, including guarantees, of our subsidiaries to which the notes would have been structurally subordinated.

The indenture does not restrict the amount of additional debt that we may incur.

The indenture under which the notes will be issued does not place any limitation on the amount of indebtedness that we may incur in the future. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The terms of the indenture and the notes provide only limited protection against significant events that could adversely impact your investment in the notes.

As described in this prospectus supplement under “Description of the notes—Change of control triggering event,” upon the occurrence of a Change of Control Triggering Event with respect to the notes, holders are entitled to require us to repurchase their notes at 101% of their principal amount. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) which could negatively impact the value of your notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the notes, but which would not constitute a Change of Control Triggering Event with respect to such notes, you would not have any rights to require us to repurchase the notes prior to their maturity. In addition, if we experience a Change of Control Triggering Event with respect to the notes, we may not have sufficient financial resources available to satisfy our obligations to repurchase such notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness or other obligations that are equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other obligations that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes with respect to the assets of our subsidiaries;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control. Furthermore, non-traditional funeral service providers could present more of a competitive threat to us and our sales channel than is currently anticipated. While some of these providers have competed against us for many years, large discount retailers, casket stores, and internet casket retailers represent more recent competitors. While sales from these providers are currently a small percentage of total casket sales in the United States, it is not possible to quantify the financial impact that these competitors will have on our business in the future. These competitors will continue to drive pricing and other competitive pressures in an industry that already has approximately twice the necessary domestic production capacity. Such competitive actions could have a negative impact on our results of operations and cash flows and adversely impact our ability to make payments on the notes.

We may not be able to repurchase the notes upon a change of control.

We will be required to make an offer to each holder of the notes to purchase all or any part of each holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase upon a Change of Control Triggering Event. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to purchase the notes. Our failure to purchase the notes in connection with a Change of Control would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes and may cause cross-defaults under certain of our other agreements, including our credit agreement. See “Description of the notes—Change of control triggering event.”

There is currently no market for the notes. We cannot assure you that an active trading market will develop.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes will be adversely affected. See “Underwriting.”

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities.

We expect that the notes will be rated BBB by S&P and Baa3 by Moody’s. The ratings are limited in scope and do not address all material risks relating to an investment in the notes. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. In addition, in connection with its assignment of a rating for the notes, Moody’s has informed us that, among other things, the rating on the notes reflects its belief that we will try to eliminate the subsidiary guarantees of our revolving unsecured credit facility when it is renewed. This facility matures in March 2013 and there can be no assurance that we will be able to eliminate the subsidiary guarantees on terms acceptable to us if at all. A debt rating is not a recommendation to purchase, sell or hold the notes. These ratings do not correspond to market price or suitability for a particular investor.

Use of proceeds

We anticipate that we will receive approximately $      million in net proceeds from the offering of the notes, after deducting the underwriting discount and other estimated expenses of the offering.

The net proceeds from the sale of the notes will be used to repay a portion of the outstanding borrowings under our $400.0 million revolving unsecured credit facility, which borrowings were incurred to fund the acquisition of K-Tron and related business acquisition costs, and for general corporate purposes, including working capital. As of May 31, 2010, the total outstanding unpaid balance under the credit facility was approximately $375.0 million. The credit facility matures on March 28, 2013. At May 31, 2010, the annualized rate of interest on the credit facility was 0.7375%. Affiliates of each of the underwriters participating in this offering are lenders under the credit facility and therefore are expected to receive a ratable portion of the net proceeds. See “Underwriting.”

Ratio of earnings to fixed charges

The following table sets forth our historical ratio of earnings to fixed charges for each of the periods indicated.

	Six months
	ended
	March 31,		Year ended September 30,
	2010	2009	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	55.0x	33.8x	37.7x	34.0x	66.4x	83.5x	80.0x

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, “earnings” have been computed by adding income before income taxes, fixed charges and distributed income of equity investees and excluding equity investee income or loss. “Fixed charges” consist of interest costs, whether expensed or capitalized, and a reasonable approximation of the interest factor deemed to be included in rental expense for all facilities and equipment.

Because K-Tron was acquired by us effective April 1, 2010, the historical ratios of earnings to fixed charges presented above do not include K-Tron’s earnings or fixed charges for the time periods set forth above.

On a pro forma basis, after giving effect to the K-Tron acquisition as if such acquisition had occurred at the beginning of the respective periods set forth below, the ratios of earnings to fixed charges would have been as follows:

	Six months ended	Year ended
	March 31, 2010	September 30, 2009

Pro forma ratio of earnings to fixed charges	23.7x	22.3x

On a pro forma basis, after giving effect to (1) the K-Tron acquisition, (2) the use of a portion of the proceeds of this offering to repay a portion of the outstanding borrowings under our $400.0 million revolving unsecured credit facility and the resulting lower interest costs on the credit facility, and (3) the interest costs on that portion of the proceeds of this offering used to repay the outstanding borrowings under the credit facility, as if such events had occurred at the beginning of the respective periods set forth below, the pro forma ratios of earnings to fixed charges would have been as follows:

	Six months ended	Year ended
	March 31, 2010	September 30, 2009

Pro forma ratio of earnings to fixed charges	x	x

Capitalization

The following table sets forth our capitalization as of March 31, 2010 on an actual basis, on a pro forma basis as of March 31, 2010 to give effect to our acquisition of K-Tron including borrowings under our revolving unsecured credit facility incurred to fund the acquisition and related business acquisition costs and on a pro forma basis as adjusted to give effect to the sale of the notes in this offering and the use of the net proceeds of this offering. You should read this table in conjunction with “Use of proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The pro forma as adjusted information may not reflect our cash, debt and capitalization as of any date subsequent to March 31, 2010.

	At March 31, 2010
				Pro forma as
(dollars in millions)	Actual	Pro forma		adjusted

Short-term debt	$29.7	$36.7	(1)	$36.7

Long-term debt:
Revolving unsecured credit facility	$–	$375.0	(2)
Notes offered hereby	$–	$–

Total long-term debt	$–	$375.0

Shareholders’ equity:
Common stock	–	–		–
Additional paid-in capital	302.2	302.2		302.2
Retained earnings	114.7	109.7	(3)	109.7
Treasury stock, at cost	(15.4)	(15.4)		(15.4)
Accumulated other comprehensive loss	(53.3)	(53.3)		(53.3)

Total shareholders’ equity	348.2	343.2		343.2

Total long-term debt and shareholders’ equity	$348.2	$718.2		$

(1)	Includes $7.0 million of K-Tron debt assumed in connection with the K-Tron acquisition.

(2)	Represents borrowings under our revolving unsecured credit facility incurred to fund the K-Tron acquisition and related business acquisition costs.

(3)	Includes $8.2 million in K-Tron acquisition costs not yet incurred, less the $3.2 million deferred tax asset related to such costs.

Description of the notes

The notes will constitute a series of debt securities to be issued under the indenture, to be dated as of July   , 2010, between us and U.S. Bank National Association, as trustee. The following description is only a summary of the material provisions of the notes and the indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes. Unless the context requires otherwise, all references to “we”, “us,” “our” and “Hillenbrand” in this section refer solely to Hillenbrand, Inc. and not to our subsidiaries.

The following description of the particular terms of the notes offered hereby supplements the general description of debt securities set forth in the accompanying prospectus.

General

The notes offered hereby will be issued in an initial aggregate principal amount of $      and will mature on          ,          . The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will not be entitled to any sinking fund.

Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from          , 2010, or from the most recent date to which interest has been paid or provided for, payable semi-annually on           and          of each year, beginning on          ,          , to the persons in whose names the notes are registered in the security register at the close of business on the           or           preceding the relevant interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of notes that we may issue. We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional notes ranking equally and ratably with the notes being issued in this offering in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes), provided that such additional notes must be part of the same issue as the notes being issued in this offering for U.S. federal income tax purposes. Any such additional notes shall be consolidated and form a single series with the notes being issued in this offering, including for purposes of voting and redemptions.

Ranking

The notes are our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. The notes are not secured by any of our assets. Any future claims of holders of our secured indebtedness with respect to assets securing such indebtedness will be prior to any claim of the holders of the notes with respect to those assets.

We are a holding company and our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary of ours upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of May 31, 2010, we had $397.7 million of indebtedness outstanding (excluding $14.8 million of outstanding letters of credit), of which $22.7 million was secured debt to which the notes would have ranked effectively junior and $375.0 million was indebtedness or other obligations, including guarantees, of our subsidiaries to which the notes would have been structurally subordinated.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

Optional redemption

We may, at our option, at any time and from time to time redeem the notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes. The notes will be redeemable at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus           basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc., its successors and assigns and four other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Change of control triggering event

Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Hillenbrand and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Hillenbrand or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merge with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or

(5) the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any Rating Agency has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our board of directors with the approval of at least a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB-or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency; provided, that we shall give notice of such appointment to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Hillenbrand and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Hillenbrand and its subsidiaries taken as a whole to another person or group may be uncertain.

Covenants

The indenture governing the notes will contain certain covenants, including covenants that restrict our ability, and our ability to permit our subsidiaries, to create or incur debt secured by liens and to engage in certain sale and leaseback transactions. See “Description of debt securities—Special situations—Restrictions on secured debt” and “Description of debt securities—Special situations—Restrictions on sale and leaseback transactions” in the accompanying prospectus.

Events of default

The events of default with respect to the notes are described in the accompanying prospectus under “Description of debt securities—Events of default.”

Book-entry delivery and settlement

Book-entry

The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee or such other name as may be requested by an authorized representative of the DTC. One or more fully registered global note certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “United States depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing the use of the Euroclear System and the related operating procedures of the Euroclear System, and applicable Belgian law (collectively, the “terms and conditions”). The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to each series of notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the United States depositary for the Euroclear System.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or an event of default has occurred and is ongoing. We will also issue the notes in definitive certificated form if we determine at any time that the notes shall no longer be represented by global security certificates.

Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective United States depositaries. Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Trustee

U.S. Bank National Association is the trustee under the indenture. Initially, the trustee will also act as the paying agent, registrar and custodian for the notes. In the ordinary course of their businesses, affiliates of the trustee have engaged in commercial banking transactions with us, and may in the future engage in commercial banking and other transactions with us. The trustee is a party to and a lender under our $400.0 million revolving unsecured credit facility. A portion of the net proceeds of this offering will be used to reduce our indebtedness to lenders under our revolving unsecured credit facility, and accordingly the trustee will receive a ratable portion of the proceeds of this offering.

Material U.S. federal tax consequences

The following discussion summarizes the material U.S. federal income tax consequences and certain estate tax consequences of the beneficial ownership and disposition of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” regulations issued under the Code, judicial authority and administrative rulings and practice, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal tax consequences described in this prospectus supplement. This summary addresses only tax consequences to investors that purchase the notes at initial issuance for the “issue price,” which will equal the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and own the notes as capital assets (generally, property held for investment) and not as part of a “straddle” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, real estate investment trusts, securities dealers, expatriates or U.S. persons whose functional currency for tax purposes is not the U.S. dollar). We will not seek a ruling from the Internal Revenue Service, or the “IRS,” with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term “holder” in this section, we are referring to a beneficial owner of the notes and not the record holder. Persons considering the purchase of the notes should consult their tax advisers concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

U.S. federal income tax consequences to U.S. holders

The following is a general discussion of certain U.S. federal income tax consequences of the beneficial ownership and disposition of the notes by a holder that is a United States person, or a “U.S. Holder.” This section applies only to U.S. Holders. For purposes of this discussion, a U.S. Holder means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or political subdivision thereof or therein (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (2) that was in existence on August 19, 1996, and elected to be treated as a domestic trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for this purpose all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding notes should consult its tax advisers with respect to the tax treatment of holding notes through the partnership.

Treatment of interest

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid in accordance with the U.S. Holder’s regular method of tax accounting. For tax years commencing on and after January 1, 2013, an additional tax of 3.8% is imposed on certain investment income, including interest income of individuals with adjusted gross income of more than $200,000 or $250,000 for individuals who file joint returns.

Treatment of dispositions of notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as such) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or other taxable disposition the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally subject to a maximum U.S. federal rate of 15% (effective for taxable years beginning before January 1, 2011) and 20% for taxable years beginning on or after January 1, 2011. In addition, for taxable years commencing on or after January 1, 2013, an additional tax of 3.8% is imposed on certain investment income, including capital gain from the disposition of a note, of individuals with adjusted gross income of more than $200,000 or $250,000 for individuals who file joint returns.

Possible alternative treatment

The IRS could assert that our obligation to repurchase the notes for an amount equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase, under the circumstances described above under the heading “Description of the notes—Change of control triggering event,” requires the notes to be treated as “contingent payment debt instruments” under the applicable Treasury regulations. Under those regulations, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is either remote or incidental. In addition, under applicable Treasury regulations, if a debt instrument provides for alternative payment schedules, which are applicable upon the occurrence of a contingency (other than a remote or incidental contingency), and the timing and amount of the payments that compose each payment schedule are known as of the issue date, the yield and maturity of the debt instruments are determined based on the payment schedule that is significantly more likely than not to occur.

We intend to take the position for U.S. federal income tax purposes that the likelihood that the notes will be repurchased upon a Change of Control Triggering Event is remote and, therefore, that our obligation to repurchase the notes does not result in the notes being treated as “contingent payment debt instruments” or as providing for alternative payment schedules. Our determinations are not, however, binding on the IRS, which could challenge these positions. If such a challenge were successful, a U.S. Holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

U.S. federal tax consequences to non-U.S. holders

The following is a general discussion of the U.S. federal income and estate tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is not a U.S. Holder, or a “Non-U.S. Holder.” For purposes of the following discussion, any interest income and any gain realized on the sale, exchange, retirement or other disposition of the notes will be considered “U.S. trade or business income” if such interest income or gain is (1) effectively connected with the conduct of a trade or business in the United States and (2) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Treatment of interest

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•	The interest is not U.S. trade or business income.

•	The Non-U.S. Holder provides to us or our paying agent an appropriate statement on a properly executed IRS Form W-8BEN (or substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy.

•	The Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of all classes of our stock entitled to vote.

•	The Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us.

•	The Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code.

To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, although to reduce or avoid withholding a Non-U.S. Holder claiming the benefit of that treaty must provide to us or our paying agent a properly executed IRS Form W-8BEN (or substitute form). The second exception is that the interest is U.S. trade or business income, although to avoid withholding the Non-U.S. Holder must provide an appropriate statement to that effect on an IRS Form W-8ECI (or substitute form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income. Special procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. We urge Non-U.S. Holders to consult their own tax advisers for information on the impact of these withholding regulations.

Treatment of dispositions of notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note unless:

•	such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

•	the gain is effectively connected with the conduct of a U.S. trade or business.

Treatment of notes for U.S. federal estate tax purposes

A note held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided generally that the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and payments of interest on such notes would not have been considered effectively connected with the conduct of a U.S. trade or business.

U.S. information reporting requirements and backup withholding

When required, we will report to the holders of the notes and the IRS amounts paid on or with respect to the notes and the amount of any tax withheld from such payments.

Certain non-corporate U.S. Holders may be subject to backup withholding at a rate equal to the fourth lowest rate of income tax applicable to unmarried individuals on payments made on or with respect to the notes. This rate is currently 28%. In general, backup withholding will apply to a U.S. Holder only if the U.S. Holder:

•	fails to furnish its Taxpayer Identification Number, or TIN, which for an individual would be his or her Social Security Number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest and dividends; or

•	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

A U.S. Holder will be eligible for an exemption from backup withholding if it provides a properly completed IRS Form W-9 (or substitute form) to us or our paying agent.

A Non-U.S. Holder that provides an IRS Form W-8BEN (or substitute form), signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person, will not be subject to U.S. backup withholding, provided that neither we nor our paying agent had any actual knowledge that the holder is a United States person or otherwise does not satisfy the requirements for an exemption.

Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding at the rate described above. However, no such reporting and withholding is required if: (1) the holder either certifies as to its status as a Non-U.S. Holder under penalties of perjury on an IRS Form W-8BEN (or substitute form) or otherwise establishes an exemption, and (2) the broker does not have actual knowledge to the contrary.

•	If the proceeds are paid to or through a foreign office of a broker that is not a United States person or a “U.S. related person,” as defined below, they will not be subject to backup withholding or information reporting.

•	If the proceeds are paid to or through a foreign office of a broker that is either a United States person or a “U.S. related person,” they generally will be subject to information reporting. However, no such reporting is required if (1) the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder’s foreign status, and (2) the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a United States person or U.S. related person, absent actual knowledge that the payee is a United States person.

For purposes of this paragraph, a “U.S. related person” is:

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income during a specified three-year period is effectively connected with the conduct of a U.S. trade or business; or

•	a foreign partnership if one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if the partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is furnished in a timely manner. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Persons considering the purchase of the notes should consult their tax advisers concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and J.P. Morgan Securities Inc., as representative of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:

Principal amount
Underwriter	of notes

J.P. Morgan Securities Inc.	$
Goldman, Sachs & Co.

Total	$

The underwriting agreement provides that the underwriters severally and not jointly agree to purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	%

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering, which we estimate will be $ .

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling restrictions

The notes may be offered and sold in the United States and certain jurisdictions outside of the United States in which such offer and sale is permitted.

European economic area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that relevant Member State other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43 million and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior written consent of the representative; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Hillenbrand; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to, and is only directed at, persons that are located or resident outside of the United Kingdom or, if located or resident inside of the United Kingdom, to persons (1) that are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) that are high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (3) to whom this prospectus supplement may otherwise lawfully be communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The notes may not be offered or sold to persons in Hong Kong by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted to do so under the securities laws of Hong Kong other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity incorporated or organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

Conflicts of interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. In particular, certain affiliates of J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are parties to and lenders under our $400.0 million revolving unsecured credit facility. Our $400.0 million revolving unsecured credit facility was negotiated on an arms-length basis and contains customary terms pursuant to which the lenders receive customary fees. A portion of the net proceeds of this offering will be used to reduce our indebtedness to such lenders under our $400.0 million revolving unsecured credit facility. See “Use of proceeds” and “Capitalization” in this prospectus supplement.

Because more than 5% of the net proceeds from the offering will be used to repay indebtedness owed to at least one of the underwriters or its affiliates, this offering will be conducted in accordance with NASD Rule 2720. Neither J.P. Morgan Securities Inc. nor Goldman, Sachs & Co. will confirm sales of the debt securities to accounts over which they exercise discretionary authority without the prior written approval of the customer. In addition, in the ordinary course of their respective various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Validity of the notes

The validity of the notes will be passed upon for us by Baker & Daniels LLP, Indianapolis, Indiana, and for the underwriters by Sidley Austin llp, New York, New York. John R. Zerkle, Senior Vice President, General Counsel and Secretary of Hillenbrand, Inc., will pass upon certain additional legal matters. As of July 1, 2010, Mr. Zerkle owned, or had the right to acquire within 60 days of such date, 128,731 shares of our common stock.

PROSPECTUS

Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Units

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a “shelf” registration or continuous offering process. We may sell any combination of the securities described in this prospectus in one or more offerings. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to an offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part, in a supplement to this prospectus or in other offering material relating to the securities or may be set forth in one or more documents incorporated by reference in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “HI.”

You should read carefully this prospectus, the documents incorporated by reference herein, the applicable prospectus supplement and any other offering material before you invest. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement.

Investing in our securities involves risks. See “Risk factors” on page 4 of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities and in our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 6, 2010.

About this prospectus

This prospectus provides you with a general description of the securities that may be offered. Each time we offer or sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. The prospectus supplement and any other offering material may also add to, update or change the information contained in this prospectus or in documents we have incorporated by reference in this prospectus and, accordingly, to the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to those securities.

To understand the terms of our securities, you should carefully read this document, the applicable prospectus supplement and any other offering material related to those securities. Together, they provide the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where you can find more information” and “Incorporation of certain information by reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the website of the Securities and Exchange Commission (“SEC”) or at the SEC as described under “Where you can find more information.”

You should rely only on the information provided in this prospectus, in any prospectus supplement and in any other offering material related to our securities, including the information incorporated by reference herein and therein. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any prospectus supplement or that other offering material. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus, any prospectus supplement, any other offering material or information incorporated by reference herein or therein is accurate at any date other than the date on the cover page of those documents.

Forward-looking statements

This prospectus, including the documents incorporated by reference in this prospectus, contains or incorporates by reference, and any prospectus supplement may contain or incorporate by reference, certain estimates, predictions and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including statements regarding the anticipated effect of our acquisition of K-Tron International, Inc. in April 2010 on our future results. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from our expectations and projections.

Words that could indicate we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here’s the key point:  Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to: the occurrence of any event, change or other circumstance that could disrupt current or future operations or pose potential difficulties in employee retention or otherwise affect financial or operating results as a result of the acquisition of K-Tron International, Inc.; the ability to recognize the benefits of the acquisition of K-Tron International, Inc., including potential synergies and cost savings or the failure of the combined company to achieve its plans and objectives generally; the increased leverage as a result of the transaction; and legislative, regulatory and economic developments. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements include those identified in this prospectus, the applicable prospectus supplement, as well as those detailed from time to time in our filings with the SEC, including without limitation, our annual report on Form 10-K for the year ended September 30, 2009, our subsequent quarterly reports on Form 10-Q, our current report on Form 8-K filed on July 6, 2010 and the annual report on Form 10-K for the year ended January 2, 2010 of K-Tron International, Inc. We assume no obligation to update or revise any forward-looking information.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document filed with the SEC by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which this prospectus is a part.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated by reference in this prospectus.

Our Exchange Act filing number is 001-33794.

The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with the SEC rules) until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated:

•	Our Annual Report on Form 10-K for the year ended September 30, 2009;

•	The Annual Report on Form 10-K for the year ended January 2, 2010 for K-Tron International, Inc.;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009 and March 31, 2010;

•	Our Current Reports on Form 8-K filed January 11, 2010; March 1, 2010; March 17, 2010; April 5, 2010, as amended by the Form 8-K/A filed on each of May 18, 2010 and May 28, 2010; and July 6, 2010;

•	The definitive proxy statement for our 2010 annual meeting of shareholders filed on January 5, 2010; and

•	The description of our common stock contained in our Registration Statement on Form 10-12B, filed under the Exchange Act (File No. 001-33794), including any amendment or report filed for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the document), call or write us at the following address:

Hillenbrand, Inc.
One Batesville Boulevard
Batesville, Indiana 47006
Attention: Secretary
(812) 934-7500

Hillenbrand, Inc.

Hillenbrand, Inc. (“Hillenbrand”) is the parent holding company of its wholly-owned subsidiaries, Batesville Services, Inc. (together with its subsidiaries, “Batesville”) and K-Tron International, Inc. (together with its subsidiaries, “K-Tron”). We acquired K-Tron on April 1, 2010 for an aggregate cash purchase price of $435.2 million. Adjusted for K-Tron debt and cash on hand at April 1, 2010, the net purchase price of the transaction was $376 million.

Batesville is the leader in the North American death care products industry. It manufactures, distributes and sells funeral service products to licensed funeral directors who operate licensed funeral homes. Our Batesville branded products consist primarily of burial caskets but also include cremation caskets, containers and urns, selection room display fixturing for funeral homes and other personalization and memorialization products and services, including web-based applications and the creation and hosting of websites for licensed funeral homes.

K-Tron is a recognized leader in the design, production, marketing and servicing of material handling equipment and systems. K-Tron serves a number of industrial markets through two business lines. The Process Group focuses primarily on designing, producing, marketing, selling and servicing feeding and pneumatic conveying equipment, doing business under two main brands: K-Tron Feeders® and K-Tron Premier®. The Size Reduction Group concentrates on designing, producing, marketing and selling size reduction equipment, conveying systems and screening equipment, operating under three brands: Pennsylvania Crusher®, Gundlach® and Jeffrey Rader®.

Hillenbrand was formed as an Indiana corporation on November 1, 2007 and became an independent publicly traded company as the result of the separation of Hillenbrand Industries, Inc. (now known as “Hill-Rom Holdings, Inc.” or “Hill-Rom”) into two companies, Hillenbrand and Hill-Rom, through a tax-free distribution of Hillenbrand shares to Hill-Rom’s shareholders. This distribution took place following the close of business on March 31, 2008.

Unless the context requires otherwise or unless the applicable prospectus supplement indicates otherwise, the terms “we,” “us,” “our” and similar terms refer to Hillenbrand, Inc. and its consolidated subsidiaries.

Our principal executive offices are located at One Batesville Boulevard, Batesville, Indiana 47006. Our telephone number is (812) 934-7500. Our Internet website address is www.hillenbrandinc.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into, or a part of, this prospectus or any prospectus supplement.

If you want to find more information about us, please see the sections entitled “Where you can find more information” and “Incorporation of certain information by reference” in this prospectus.

Risk factors

An investment in our securities involves a high degree of risk. Prior to making a decision about purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement. You should also consider the risks and uncertainties described in the applicable prospectus supplement and the risks and uncertainties described in the information incorporated by reference in this prospectus, including the information included under “Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2009, our subsequent quarterly reports on Form 10-Q, our current report on Form 8-K filed on July 6, 2010 and the annual report on Form 10-K for the year ended January 2, 2010 of K-Tron, all of which are incorporated by reference herein in their entirety, as well as any modification, replacement or update to these risks and uncertainties that are reflected in any future filings we make with the SEC as described under “Incorporation of certain information by reference,” which will also be incorporated by reference herein in their entirety. It is possible that our business, financial condition, liquidity or results of operations could be materially and adversely affected by any of these risks.

These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations. There may be other risks that a prospective investor should consider that are relevant to that investor’s own particular circumstances or generally.

Use of proceeds

Unless otherwise specified in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include but are not limited to working capital needs, financing possible acquisitions, refinancing prior acquisitions, repayment of debt, repurchase of shares of our common stock, investments in our subsidiaries and financing capital commitments. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

Description of debt securities

References to “Hillenbrand,” “us,” “we” or “our” in this section mean Hillenbrand, Inc., and do not include the consolidated subsidiaries of Hillenbrand, Inc. In this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “— Additional mechanics — Global securities.”

The debt securities will not be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The debt securities and, in the case of debt securities in bearer form, any related interest coupons, will be issued under our indenture described below and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. The indenture does not limit our ability to incur additional unsecured indebtedness.

The debt securities are governed by a document called the indenture. The indenture is a contract between Hillenbrand and U.S. Bank National Association, which acts as trustee.

The trustee has two main roles:

•	The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the indenture or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “— Events of default — Remedies if an event of default occurs.”

•	The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of the indenture is an exhibit to our registration statement. See “Where you can find more information” above for information on how to obtain a copy.

General

We may issue as many distinct series of debt securities under the indenture as we wish. In addition, we may offer debt securities, together in the form of units with other debt securities, preferred stock or common stock, as described below under “Description of units.”

This section summarizes the material terms of the debt securities that will be common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered. In addition, we may also incorporate additional information concerning the debt securities by reference into the registration statement of which this prospectus forms a part. See “Where you can find more information.”

We may issue the debt securities as original issue discount securities, which may be offered and sold at a substantial discount below their stated principal amount. (Section 301) The prospectus supplement relating to the original issue discount securities will describe the material U.S. federal income tax considerations and other special considerations applicable to them. The debt securities may also be issued as securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

The debt securities will be our direct, unsecured obligations. The indenture does not limit the amount of debt securities that we may issue. The indenture permits us to issue debt securities from time to time, and debt securities issued under the indenture will be issued as part of a series that have been established by us under the indenture. (Section 301) Unless a prospectus supplement relating to debt securities states otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford holders of the debt securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement (Section 301) and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities of such series;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the principal or installments of principal (and premium, if any) of the series of debt securities is or are payable and any rights to extend such date or dates;

•	the rate or rates at which the series of debt securities shall bear interest, if any, or the formula pursuant to which such rate or rates shall be determined;

•	the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable, the regular record dates for the interest payment dates and the circumstances, if any, in which we may defer interest payments;

•	the place or places where the principal of (and premium, if any) and interest on the series of debt securities is payable and where the debt securities may be presented for registration of transfer or exchange;

•	if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of debt securities may be redeemed, in whole or in part;

•	our obligation, if any, to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000, the denominations in which the series of debt securities shall be issuable;

•	the currency, currencies or currency units in which payment of the principal of and any premium and interest on any of the series of debt securities shall be payable if other than the currency of the United States of America and the manner of determining the U.S. dollar equivalent of the principal amount thereof;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on debt securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	any other event or events of default or covenants applicable with respect to the series of debt securities;

•	if less than the principal amount thereof, the portion of the principal amount of the debt securities of such series which shall be payable upon declaration of acceleration of the maturity thereof;

•	whether the debt securities of such series shall be issued in whole or in part in the form of one or more global securities and, if so, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee;

•	the applicability of the provisions described under “— Defeasance” below; and

•	any other terms of the series.

Overview of remainder of this description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Holders’ rights in several Special situations, such as if we merge with another company or if we want to change a term of the debt securities, and restrictions on our ability, directly or through our subsidiaries, to incur secured debt or engage in sale and leaseback transactions;

•	Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called Defeasance; and

•	Holders’ rights if we Default or experience other financial difficulties.

Additional mechanics

Form, exchange and transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000. (Section 302)

Holders may have their debt securities exchanged for more debt securities of smaller denominations of not less than $1,000 or exchanged for fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305)

Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. The trustee may require an indemnity before replacing any debt securities. (Sections 305, 306)

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (Sections 305, 306)

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. However, no designation or rescission will relieve us of our obligation to maintain an office in each place of payment for securities of any series. (Section 1002)

If the debt securities are redeemable, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

The rules for an exchange described above apply to an exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and may be in either temporary or permanent form. The related prospectus supplement will describe the specific terms of the depositary arrangement with respect to that series of debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, global securities to be deposited with or on behalf of a depositary will be registered in the name of that depositary or its nominee. Upon the issuance of a global security, the depositary for that global security will credit the respective principal amounts of the debt securities represented by such global security to the participants that have accounts with that depositary or its nominee. Ownership of beneficial interests in those global securities will be limited to participants in the depositary or persons that may hold interests through these participants.

A participant’s ownership of beneficial interests in these global securities will be shown on the records maintained by the depositary or its nominee. The transfer of a participant’s beneficial interest will only be effected through these records. A person whose ownership of beneficial interests in these global securities is held through a participant will be shown on, and the transfer of that ownership interest within that participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Limits and laws of this nature may impair your ability to transfer beneficial interests in a global security.

Except as set forth below and in the indenture, owners of beneficial interests in the global security will not be entitled to receive debt securities of the series represented by that global security in definitive form and will not be considered to be the owners or holders of those debt securities under the global security. Because the depositary can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global security to pledge such interests to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. No beneficial owner of an interest in the global security will be able to transfer that interest except in accordance with the depositary’s applicable procedures, in addition to those provided for under the indenture.

We will make payment of principal, premium, if any, and any interest on global securities to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent or the securities registrar for those debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. (Sections 307, 308)

We expect that the depositary for a permanent global security, upon receipt of any payment in respect of a permanent global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We may, at any time and in our sole discretion, determine not to have any debt securities represented by one or more global securities. In addition, the depositary may notify us that it is unwilling or unable to continue as depositary for such debt securities or it may at any time cease to be a clearing agency registered under the Exchange Act. In any such event, or if an event of default occurs with respect to the debt securities of such series, we will issue debt securities in definitive form in exchange for all of the global securities representing such debt securities. (Section 305)

If set forth in the applicable prospectus supplement, an owner of a beneficial interest in a global security may, on terms acceptable to us and the depositary, receive debt securities of that series in definitive form. In that event, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have those debt securities registered in its name. (Section 305)

Registered and bearer securities

Registered securities may be exchangeable for other debt securities of the same series, registered in the same name, for the same aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the office of the trustee. The holder will not pay a service charge for any such exchange or transfer except for any tax or governmental charge incidental thereto. (Section 305) If permitted by applicable laws and regulations, the prospectus supplement will describe the terms upon which registered securities may be exchanged for bearer securities of the series. If any bearer securities are issued, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities may be exchanged for registered securities of the same series will be described in the prospectus supplement.

Payment and paying agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. Except as otherwise may be stated in the prospectus supplement, the record date will be the last day of the calendar month preceding an interest due date if such interest due date is the fifteenth day of the calendar month and will be the fifteenth day of the calendar month preceding an interest due date if such interest due date is the first day of the calendar month. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro-rate interest fairly between buyer and seller. This pro-rated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. That office is currently located at 10 W. Market Street, Suite 1150, Indianapolis, IN 46204. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify the trustee of any changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Section 106) With respect to who is a legal “holder” for this purpose, see “— Global securities.”

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 1003)

Special situations

Mergers and similar events

We may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person unless:

•	the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance or observance of every covenant of the indenture to be performed or observed by us;

•	after giving effect to the transaction, no event of default under the indenture, and no event that, after notice or lapse of time, or both, would become an event of default, will have occurred and be continuing; and

•	we have delivered certain certificates and opinions to the trustee. (Section 801)

If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate, any transaction in which we sell less than substantially all of our assets and any merger or consolidation in which we are the surviving corporation. (Section 801) It is possible that these types of transactions may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of our debt securities, however, will have no approval right with respect to any such transactions.

Modification of indenture

We may modify or amend the indenture without the consent of the holders of any of our outstanding debt securities for various enumerated purposes, including but not limited to:

•	to evidence the succession of another person to us and the assumption by that successor of our covenants under the indenture and the debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power in the indenture conferred on us;

•	to add any additional events of default;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities under the indenture, provided that any such action may not adversely affect the interest of the holders of debt securities in any material respect;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided such action does not adversely affect the interests of the holders of debt securities in any material respect; or

•	to conform the terms of the indenture or the debt securities to the description thereof contained in any prospectus or other offering document or memorandum relating to the offer and sale of those debt securities. (Section 901)

In addition, we may generally modify or amend the indenture for other purposes with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each affected debt security:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, that debt security;

•	reduce the principal amount of that debt security or the rate of interest of that debt security or any premium payable upon the redemption of that debt security;

•	change any place of payment where, or the coin or currency in which, that debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on that debt security on or after the due date for that payment; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences under the indenture. (Section 902)

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption including under circumstances where they have been fully defeased as described below in “Defeasance — Full defeasance.”

Restrictions on secured debt

The indenture provides that neither we nor any of our subsidiaries may incur or otherwise create any secured debt, which is debt secured by a lien on any kind of property or asset, whether real, personal or mixed, tangible or intangible (we refer to such property or assets as “Property”) owned by us or any subsidiary, or on any shares of stock or debt of any subsidiary.

The restriction on creating secured debt, however, will not apply if the outstanding debt securities are secured equally and ratably with the new secured debt. (Section 1007)

The restriction on incurring or otherwise creating any secured debt also will not apply to secured debt outstanding as of the date of the indenture and to any of the following (“Permitted Liens”):

•	liens on any Property acquired, constructed or improved by us or any subsidiary of ours after the date of the indenture, which liens are created or assumed contemporaneously with such acquisition, construction or improvement, or within 180 days before or after the completion thereof, and which are created to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement;

•	liens on property, shares of capital stock or debt existing at the time of the acquisition of such property, shares of capital stock or debt, including liens on property, shares of capital stock or indebtedness of a corporation existing at the time such corporation becomes a subsidiary of ours;

•	liens in favor of us or any subsidiary of ours;

•	liens in favor of the United States of America or any State, or in favor of any department, agency or instrumentality or political division, or in favor of any other country or any political subdivision of a foreign country, the purpose of which is to secure partial, progress, advance or other payments or other obligations pursuant to any contract or statute;

•	liens imposed by law, for example mechanics’, workmen’s, repairmen’s or other similar liens arising in the ordinary course of business;

•	pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances;

•	liens in connection with legal proceedings;

•	liens for taxes or assessments;

•	liens consisting of restrictions on the use of real property that do not interfere materially with the property’s use; or

•	any extension, renewal or replacement, in whole or in part, of any lien referred to in the previous bullet points. (Section 1007)

In addition, we or any subsidiary of ours may incur or otherwise create secured debt without equally and ratably securing the debt securities if, when such secured debt is incurred or created, the total amount of all outstanding secured debt (excluding Permitted Liens) plus Attributable Debt (as defined below) relating to sale and leaseback transactions does not exceed 10% of our Consolidated Net Tangible Assets. (Section 1007)

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

Restrictions on sale and leaseback transactions

The indenture provides that neither we nor any of our subsidiaries may enter into any sale and leaseback transaction involving certain significant manufacturing facilities of ours (each of which is referred to in the indenture as a Principal Property), unless within 180 days, we apply to the retirement of our Funded Debt (debt that is not junior in right of payment to the debt securities and that matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt) an amount not less than the greater of:

•	the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement, and

•	the fair market value of the Principal Property so sold and leased back.

The amount applied to the retirement of Funded Debt shall be reduced by (i) the principal amount of any debt securities delivered within 120 days after the sale and leaseback transaction to the trustee for retirement and cancellation, and (ii) the principal amount of Funded Debt, other than debt securities, voluntarily retired by us within 120 days after the sale and leaseback transaction. Notwithstanding the foregoing, no retirement of Funded Debt may be effected by payment at maturity or pursuant to any mandatory prepayment provision.

The restriction on sale and leaseback transactions does not apply to the following:

•	a sale and leaseback transaction between us and a subsidiary of ours or between subsidiaries of ours, or that involves the taking back of a lease for a period of less than three years; or

•	if, at the time of the sale and leaseback transaction, after giving effect to the transaction, the total Attributable Debt of all sale and leaseback transactions plus all outstanding secured debt (excluding Permitted Liens) does not exceed 10% of our Consolidated Net Tangible Assets. (Section 1008)

“Attributable Debt” in respect of any sale and leaseback transaction means, at the date of determination, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). “Net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, excluding any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

Defeasance

The following discussion of full defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

Full defeasance.  If there is a change in U.S. federal income tax law, as described below, we can legally be released from any payment or other obligations on the debt securities (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•	There must be a change in current U.S. federal income tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant defeasance.  Under current U.S. federal income tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities. These covenants include those described under “— Special situations — Restrictions on secured debt” and “— Special situations — Restrictions on sale and leaseback transactions.” This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that, under U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there was a shortfall in the trust deposit.

Satisfaction and discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable;

•	Our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture; or

•	All debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the indenture.

Events of default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities. You should review these provisions carefully in order to understand what constitutes an event of default under the indenture.

Unless stated otherwise in the prospectus supplement, an event of default with respect to any series of debt securities under the indenture includes:

•	a default for 30 days in the payment of any installment of interest on any debt security of such series;

•	a default in the payment of the principal of, or premium, if any, on any debt security of such series when due and payable;

•	a default in making a sinking fund payment, if any, on any debt security of such series when due and payable;

•	a default for 60 days after written notice in the observance or performance of any other covenant in the indenture;

•	an event of default under any indenture or instrument under which we or any subsidiary of ours has outstanding at least $75,000,000 aggregate principal amount of indebtedness for money borrowed which results in the acceleration of that indebtedness where the acceleration is not rescinded or annulled within 10 days after notice pursuant to the indenture has been provided;

•	certain events of bankruptcy, insolvency or reorganization involving us or any significant subsidiary (as such term is defined in Regulation S-X promulgated under the Exchange Act) of ours, or court appointment of a receiver, liquidator or trustee for us or a substantial part of our property or for a significant subsidiary of ours or a substantial part of its property (a “bankruptcy event”); or

•	any other event of default provided in or pursuant to the applicable resolution of our Board of Directors or supplemental indenture under which such series of debt securities is issued. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series, except with respect to the payment of principal, premium or interest or the payment of any sinking fund installment or analogous obligation, if it considers such withholding of notice in the interest of such holders. (Section 602)

Remedies if an event of default occurs

If an event of default with respect to any series of debt securities has occurred and is continuing, other than on account of the occurrence of a bankruptcy event involving us, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series may declare the principal of all the debt securities of such series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Section 502) If an event of default occurs as a result of a bankruptcy event involving us, the debt securities of each series will automatically become due and payable immediately.

The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of any such holders. (Section 603) The indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, with respect to the debt securities of such series. (Section 512) The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent, including notice and indemnity to the trustee. However, the holder has an absolute right to the receipt of principal of, premium, if any, and interest, if any, on the debt securities of any series on the respective stated maturities, as defined in the indenture, and to institute suit for the enforcement of these rights. (Sections 507, 508)

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past defaults, except that each holder of a debt security affected by a default must consent to a waiver of:

•	a default in payment of the principal of, or premium, if any, or interest, if any, on any debt security of such series; and

•	a default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holder of each outstanding debt security affected. (Section 513)

We will furnish to the trustee annual statements as to the fulfillment of our obligations under the indenture. (Section 704)

Our relationship with the trustee

Affiliates of U.S. Bank National Association, the current trustee under the indenture, may provide banking and corporate trust services to us and extend credit to us and many of our subsidiaries worldwide. The trustee may also act as a depository of our funds and hold shares of our common stock for the benefit of its customers, including customers over whose accounts the trustee has discretionary authority. If a bank or trust company other than U.S. Bank National Association is to act as trustee for a series of debt securities, the applicable prospectus supplement will provide information concerning that other trustee.

Description of capital stock

Authorized stock

Our authorized capital stock consists of 199,000,000 shares of common stock, without par value, of which 62,267,609 shares were outstanding as of April 30, 2010, and 1,000,000 shares of preferred stock, of which none were outstanding as of that date. The following summary description of our capital stock is not complete and is qualified in its entirety by reference to our restated and amended articles of incorporation (our “Articles of Incorporation”), and our amended and restated code of by-laws (our “By-Laws”), a copy of each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common stock

The holders of our common stock are entitled to one vote per share. Directors are elected by a plurality of the votes cast by shares entitled to vote. Other matters to be voted on by our shareholders will be approved if the votes cast favoring the matter exceed the votes cast opposing the matter at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock, except as provided below. Approval of a merger, a share exchange, a sale of all or substantially all of our property outside the usual and regular course of business or a dissolution must be approved by a majority of all votes entitled to be cast by the holders of common stock, voting together as a single voting group. Holders of our common stock will not have the right to cumulate votes in elections of directors.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to their proportionate share of any assets in accordance with each holder’s holdings remaining after payment of liabilities and any amounts due to other claimants, including the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights and no right to convert or exchange their common stock into any other securities. No redemption or sinking fund provisions will apply to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the distribution will be, fully paid and non-assessable.

Holders of common stock will share equally on a per share basis in any dividend declared by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock.

Our common stock is traded on the New York Stock Exchange under the symbol “HI.”

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred stock

We currently have no shares of preferred stock outstanding. This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our Articles of Incorporation and the designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock. This section describes the general terms and provisions of the preferred stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

Our board of directors may issue from time to time shares of preferred stock in one or more series and with the relative powers, rights and preferences and for the consideration our board of directors may determine.

Our board of directors may, without further action of the shareholders, determine and set forth in a designation, the following for each series of preferred stock:

•	the serial designation and the number of shares in that series;

•	the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which the shares may be redeemed;

•	the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•	whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•	whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•	any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our Articles of Incorporation.

Depending on the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.

Description of warrants

This section describes the general terms and provisions of the warrants that we may offer pursuant to this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

We may issue warrants for the purchase of common stock, preferred stock or debt securities. Warrants may be issued alone or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders or beneficial holders of warrants.

This section summarizes the general terms and provisions of the forms of warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. We urge you to read the applicable form of warrant agreement and the form of warrant certificate that we will file with the SEC in relation to an issue of any warrants.

If warrants for the purchase of common stock, preferred stock or debt securities are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the price or prices, if any, at which the warrants will be issued;

•	the total number of shares or principal amount of debt securities that can be purchased upon exercise of any warrant, and the initial price at which the shares or debt securities, as applicable, are purchasable upon exercise of the warrants;

•	the designation and terms of the preferred stock or debt securities that can be purchased upon exercise;

•	the date on and after which the holder of the warrants can transfer them separately from the related security;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	call provisions, if any;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the identity of the warrant agent;

•	if necessary, U.S. federal income tax consequences; and

•	any other terms of the warrants.

Unless the applicable prospectus supplement provides otherwise, warrants will be in registered form only. Until any warrants to purchase preferred stock or common stock are exercised, holders of the warrants will not have any rights of holders of the underlying preferred stock or common stock, including any right to receive dividends or to exercise any voting rights.

A holder of warrant certificates may:

•	exchange them for new certificates of different denominations;

•	present them for registration of transfer; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Each holder of a warrant is entitled to purchase the number of shares of common stock, shares of preferred stock or debt securities at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

Unless the applicable prospectus supplement provides otherwise, a holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you preferred stock, common stock or debt securities that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Unless the applicable prospectus supplement provides otherwise, the following describes generally the provisions relating to amending and supplementing the warrant agreements.

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We and the warrant agent may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

The warrant certificate and the applicable prospectus supplement will describe the events requiring adjustment to the warrant exercise price or the number or principal amount of securities issuable upon exercise of the warrant.

Description of depositary shares

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by the depositary shares will be deposited under a separate deposit agreement between us, the depositary named therein and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each depositary receipt owner will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented thereby.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence the depositary shares. Immediately following our issuance and delivery of the preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

Dividends and other distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto. If the depositary determines that it is not feasible to make such distribution, the depositary may, with our approval, sell the property and distribute the net proceeds from such sale to the holders.

Withdrawal of stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, the holders thereof will be entitled to delivery, to or upon such holders’ order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Thereafter, holders of such shares of preferred stock will not be entitled to receive depositary shares for the preferred stock. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of depositary shares

Provided we shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the redemption date, whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected as nearly as may be practicable without creating fractional depositary shares, pro rata, or by any other equitable method we determine.

From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled to receive upon such redemption upon surrender to the depositary of the depositary receipts representing the depositary shares.

Voting of the preferred stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares that represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. If the depositary does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares, it will abstain from voting the amount of preferred stock represented by such depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from the depositary’s negligence or willful misconduct.

Liquidation preference

Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of preferred stock

The depositary shares are not convertible into our common stock or any other of our securities or property. Nevertheless, if the applicable prospectus supplement so specifies, the holders of the depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of our preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion of the depositary shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the depositary will issue a new depositary receipt for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and termination of the deposit agreement

By agreement, we and the depositary at any time can amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to holders of the related preferred stock will be effective only if the existing holders of at least a majority of the depositary shares have approved the amendment. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time an amendment becomes effective shall be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement will automatically terminate if (a) all outstanding depositary shares shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (c) each share of the related preferred stock shall have been converted into our capital stock not so represented by depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges. The holders will also pay the fees and expenses of the depositary for any duties, outside of those expressly provided for in the deposit agreement, the holders request to be performed.

Resignation and removal of depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of $50,000,000 or more.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from us which are received by the depositary with respect to the related preferred stock.

We and the depositary will not be liable if either of us is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performing the duties thereunder in good faith and without negligence, or in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, gross negligence or willful misconduct. If satisfactory indemnity is furnished, we and the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by depositary receipts for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on our claims, requests or instructions.

Description of units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of common or preferred stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the warrants, debt securities, common stock and preferred stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Important provisions of our governing documents and Indiana law

Classified board of directors

Our Articles of Incorporation provide for our board of directors to be composed of not fewer than seven directors and to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. Under our Articles of Incorporation, our directors can be removed only for cause and only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. The provisions for our classified board and certain other board of director matters may be amended, altered or repealed only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Under Section 23-1-33-6(c) of the Indiana Business Corporation Law (the “IBCL”), a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act must have a classified board unless the corporation adopted a by-law expressly electing not to be governed by this provision by the later of July 31, 2009 or 30 days after the corporation’s voting shares are registered under Section 12 of the Exchange Act. We adopted a by-law electing not to be subject to this mandatory requirement on July 15, 2009; however, under the IBCL, this election may be rescinded by subsequent action of our board of directors.

The provision for a classified board in our Articles of Incorporation could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual shareholders’ meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions.

We believe that a classified board helps to assure the continuity and stability of our board and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience on our board. The classified board provision also helps to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

After the initial term of each class, our directors will serve three-year terms. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

Our Articles of Incorporation further provide that vacancies or newly created directorships in our board may only be filled by the vote of a majority of the directors then in office, and any director so chosen will hold office until the next annual meeting of shareholders.

At any annual or special meeting of directors, our By-Laws require the presence of a majority of the duly elected and qualified members then occupying office as a quorum. However, our Articles of Incorporation provide for a quorum of one-third of such members unless the By-Laws otherwise specify.

Shareholder action; special meetings

Our Articles of Incorporation provide that shareholder action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if a written consent setting forth the action so taken is signed by all the holders of our issued and outstanding capital stock entitled to vote thereon. Our By-Laws provide that special meetings of the shareholders can only be called by our board of directors, our president or shareholders holding not less than one-fourth of the outstanding shares of our common stock.

Quorum at shareholder meetings

The holders of a majority of the shares entitled to vote at any meeting of the shareholders, present in person or by proxy, shall constitute a quorum at all shareholder meetings.

Shareholder proposals

At any meeting of shareholders, only business that is properly brought before the meeting will be conducted. To be properly brought before a meeting of shareholders, business must be specified in the notice of the meeting, brought before the meeting by or at the direction of our board of directors, our chairman of the board or our chief executive officer or properly brought before the meeting by a shareholder.

For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to our secretary at our principal place of business. To be timely, a shareholder’s notice must be delivered to or mailed and received by our secretary not later than 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by our secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which we first make public disclosure of the meeting date).

A shareholder’s notice must set forth, as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting;

•	the name and address of the shareholder proposing such business;

•	the class and number of shares that are owned beneficially by the shareholder proposing such business; and

•	any interest of the shareholder in such business.

Similarly, at a special meeting of shareholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) or brought before the meeting by or at the direction of our board of directors, our chairman of the board or our chief executive officer.

Nomination of candidates for election to our board

Our By-Laws provide that nominations of persons for election to our board of directors may be made at any meeting of shareholders by or at the direction of the board of directors or by any shareholder entitled to vote for the election of members of the board of directors at the meeting. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to our secretary at our principal place of business and any nominee must satisfy the qualifications established by the board of directors from time to time as contained in the proxy statement for our immediately preceding annual meeting or posted on our website. To be timely, a shareholder’s nomination must be delivered to or mailed and received by the secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which we first make public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which we first make public disclosure of the meeting date.

The notice given by a shareholder must set forth:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders;

•	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;

•	the consent in writing of each nominee to serve as a director if so elected; and

•	a description of the qualifications of such nominee to serve as a director.

Amendment of By-Laws

Our By-Laws may be amended, altered or repealed only by our board of directors by affirmative vote of a majority of the directors who would constitute a full board at the time of such action.

Amendment of the Articles of Incorporation

Except as otherwise specified above, any proposal to amend, alter, change or repeal any provision of our Articles of Incorporation, except as may be provided in the terms of any preferred stock, requires approval by our board of directors and our shareholders. In general, such a proposal would be approved by our shareholders if the votes cast favoring the proposal exceed the votes cast opposing the proposal at a meeting at which a quorum is present.

Certain provisions of the Indiana Business Corporation Law

As an Indiana corporation, we are governed by the IBCL. Under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisitions or changes of control of us. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.

Control share acquisitions.  Under Chapter 42 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL.

Under the IBCL, “control shares” means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.

“Control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. “Issuing public corporation” means a corporation which has (i) 100 or more shareholders, (ii) its principal place of business or its principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of greater than $1,000,000, and (iii) (A) more than 10% of its shareholders resident in Indiana, (B) more than 10% of its shares owned of record or owned beneficially by Indiana residents, or (C) 1,000 shareholders resident in Indiana.

The above provisions do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or by-laws, including a board adopted by-law, provide that they do not apply. Our Articles of Incorporation and By-Laws do not currently exclude us from the restrictions imposed by the above provisions.

Certain business combinations.  Chapter 43 of the IBCL restricts the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shares or the offer meets specified fair price criteria. For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our Articles of Incorporation do not exclude us from the restrictions imposed by the above provisions.

Directors’ duties and liability.  Under Chapter 35 of the IBCL, directors are required to discharge their duties:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the directors reasonably believe to be in the best interests of the corporation.

However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty and the duty of good faith, unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness.

The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

Consideration of effects on other constituents.  Chapter 35 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Chapter 35 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.

Plan of distribution

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through underwriters, dealers or agents; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

Legal matters

Unless otherwise specified in a prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Baker & Daniels LLP, Indianapolis, Indiana, and for any underwriters, dealers or agents by Sidley Austin llp, New York, New York or otherwise by counsel named in the applicable prospectus supplement.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) for Hillenbrand, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Form 10-K for the fiscal year ended January 2, 2010 of K-Tron International, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.